Exhibit 10.1(w)

Employment Agreement
for Wolfgang Schramm

Sauer-Danfoss Inc.

December 31, 2008

EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 31st day of December, 2008 (the “Effective Date”), by and between Sauer-Danfoss Inc. (the “Company”) and Wolfgang Schramm (the “Executive”).  The existing Employment Agreement between the Company and the Executive dated October 1, 2007 shall terminate by mutual agreement as of December 30, 2008 and will be replaced, in its entirety by this Agreement.

WHEREAS, the Company desires to provide for the continued employment of the Executive on the terms and conditions set forth herein, in the best interest of the Company and its constituencies; and

WHEREAS, the Executive desires to continue to be employed by the Company as provided herein; and

NOW, THEREFORE, in consideration of the premises and the respective covenants, promises and agreements of the parties herein contained, the parties agree as follows:

1.                                       Employment.  The Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed on an exclusive and full-time basis by the Company for the period and upon the terms and conditions specified herein.   During the Term (set forth in Section 2 below), and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

2.                                       Term; Employment Period.  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the earlier of:

(a)                                  October 1, 2009; or

(b)                                 such earlier date on which the Term is terminated pursuant to Section 6;

provided, however, that on October 1, 2009 and upon each October 1st thereafter, the Term shall be automatically extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended.  The period during which the Executive is employed by the Company is referred to as the “Employment Period.”  The date on which the termination of the Executive’s employment becomes effective is referred to as the “Termination Date.”

3.                                       Position and Duties.  During the Employment Period, the Executive shall serve as Executive Vice President & President, Control Products Division of the Company and shall have such responsibilities, duties and authority as set forth in the Bylaws of the Company or as otherwise are consistent with such position as well as such additional responsibilities, duties and authority as the Company’s President and Chief Executive Officer or the Company’s Board of Directors (the “Board”) shall determine and assign from time to time.  During the Employment Period, the Executive shall report to the Company’s President and Chief Executive Officer or the Chief Executive Officer’s designee.  The Executive shall fully comply with the Company’s Worldwide

Code of Legal and Ethical Business Conduct as in effect from time to time, or any successor or similar Code or Rules of Conduct.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional and ethical manner.  Notwithstanding the foregoing, it is understood that during the Employment Period, subject to any conflict of interest policies of the Company and Section 9, the Executive may

(a)                                  serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with his duties and responsibilities to the Company;

(b)                                 make and manage personal investments of his choice; and

(c)                                  with the prior consent of the Company’s President and Chief Executive Officer serve on the board of directors of one (1) for-profit business enterprise.

The Executive may serve from time to time as a director and /or member of a committee of the Company and/or as a director and/or member of a committee and/or officer of one or more subsidiaries or related or affiliated companies or joint ventures of the Company.  The Executive agrees to fulfill his duties as such director, member of committee or officer without additional compensation other than the compensation provided for in this Agreement.

4.                                       Place of Assignment.  The Executive’s place of assignment shall be the Company’s Plymouth, Minnesota plant site.  During the Employment Period, the Executive’s place of assignment may be at any of the Company’s plant sites and offices located in Lincolnshire, IL/USA; Plymouth, MN/USA; Nordborg, Denmark; Neumünster, Germany; or at any other location later defined as a Sauer-Danfoss Inc. Executive Office or Headquarters location.

5.                                       Compensation and Benefits.

(a)                                  Salary.  During the Employment Period, the Company shall pay to the Executive an initial annual base salary of Three Hundred Twelve Thousand Dollars ($312,000) on an annualized basis (as the same may be increased from time to time, the “Base Salary”), such salary to be paid in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time.  The Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced.  Notwithstanding the foregoing, the Base Salary may be reduced at any time and from time to time as part of across-the-board reductions applied similarly to other senior executives of the Company.   All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

(b)                                 Annual Incentive.  During the Employment Period, the Executive shall be eligible to earn an annual incentive under the Company’s 2006 Omnibus Incentive Plan, or a successor plan thereto, as in effect from time to time, for executives at the Executive’s level (the “Incentive Plan”), subject to achievement of performance goals determined in accordance with the terms of the Incentive Plan (such annual incentive referred to herein as the “Annual Incentive”).  Except as otherwise specifically provided in this Agreement, the

Executive shall only be eligible to receive the Annual Incentive if the Executive is employed by the Company through the last day of the fiscal year to which the Annual Incentive relates.  The actual amount of any Annual Incentive and the timing for payment shall be determined by and in accordance with the terms of the Company’s Incentive Plan and the Executive shall have no absolute right to an Annual Incentive in any year.

(c)                                  Expenses.  During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by the Executive in connection with the business of the Company and the performance of his duties under this Agreement in accordance with the terms of the Company’s policies and upon presentation of expense statements or vouchers or such other supporting information as the Company may customarily require of its senior executives from time to time; provided, however, in no event shall any such reimbursement be provided later than December 31 of the calendar year following the calendar year in which such business expense was incurred.

(d)                                 Benefit Plans.  During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, long term incentive plans, retirement and health plans, programs, agreements and arrangements provided to senior executives of the Company, as such are in effect from time to time, subject to the eligibility requirements and terms and conditions of such plans, programs, agreements and arrangements.  The Company reserves the right, in its sole discretion, to adopt, modify, amend or terminate such plans, programs, agreements and arrangements at any time.

(e)                                  Perquisites.  During the Employment Period, the Executive shall be entitled to participate in those perquisites provided to senior executives of the Company, as such are in effect from time to time, subject to the eligibility, payment requirements and other terms and conditions of such perquisites, as outlined in the underlying Company policy.  The Company reserves the right, in its sole discretion, to adopt, modify, amend or terminate such perquisites at any time.

(f)                                    Paid Time Off / Vacations.  During the Employment Period, the Executive shall be entitled to paid time off, vacation time and paid holidays, in accordance with the Company’s local policies or practice for its senior executives, as such are in effect from time to time.  While based in the US, the Executive shall accrue paid time off, exclusive of paid holidays, at the rate of five weeks per calendar year.

6.                                       Termination of Employment.

(a)                                  Termination Events.

(i)                                     Immediate Terminations.  Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(A)                              Death:  the death of the Executive;

(B)                                Disability:  the Disability of the Executive, where “Disability” shall mean the Executive is incapable of performing his principal duties because of physical or mental incapacity for a period of 180 consecutive days in any 12-month period; provided such Termination Date for Disability shall be set forth in the notice of termination delivered to the Executive by the Company;

(C)                                Retirement:  the Retirement of the Executive, where “Retirement” shall have that meaning as currently in effect under the Company’s defined contribution retirement plan on the day immediately preceding such Retirement; and

(D)                               For Cause:  notice of termination from the Company for Cause, where “Cause” shall means:

(I)                                    the willful failure of the Executive to perform his material duties with the Company as provided in this Agreement, and which failure is not cured (if capable of cure) within 15 days after receipt by the Executive of written notice from the Company of such failure, which notice identifies the manner in which the Executive has willfully failed to perform;

(II)                                gross negligence or willful misconduct in the performance of the Executive’s duties;

(III)                            the engaging by the Executive in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise, such as actual or attempted theft or embezzlement of Company assets;

(IV)                            the conviction (treating a nolo contendere plea as a conviction) of the Executive of any crime or offense constituting a felony (whether or not any right to appeal has been or may be exercised);

(V)                                use of illegal drugs;

(VI)                            commission or an act of moral turpitude that in the judgment of the Board of Directors of the Company can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of the Executive to perform the Executive’s duties;

(VII)                        a failure by the Executive to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt by Executive of written notice from the Company of such noncompliance by the Executive; or

(VIII)                    breach of fiduciary duty to the Company.

Termination of the Executive for Cause shall mean termination by action of the Company’s Board of Directors, at a meeting duly called and held upon at least 15 days’ written notice to the Executive specifying the particulars of the action or inaction alleged to constitute Cause and at which meeting the

Executive and his counsel were entitled to be present and given adequate opportunity to be heard.  For purposes of clauses (I), (II) and (III) of the above definition, action or inaction by the Executive shall not be considered “willful” unless done or omitted by him (1) intentionally or not in good faith and (2) without reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(ii)                                  Terminations Requiring Notice By Either Party.  The Executive’s employment may be terminated either by the Company or by the Executive for any of the below reasons provided notice of termination is delivered by one party to the other.  The notice of termination shall set forth the applicable Termination Date; provided, however, in such event, the Term shall terminate no earlier than thirty (30) days following the date on which such notice of termination is delivered to the respective party.  Notwithstanding the foregoing, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

(A)                              Termination by Executive for Good Reason.  The Executive may resign the Executive’s position for Good reason.  As used herein, “Good Reason” means, without the Executive’s written consent:

(I)                                    a material diminution in the nature or status of the Executive’s duties, responsibilities or authority which is inconsistent with those in effect as of the Effective Date;

(II)                                a failure by the Company to pay or provide any of the compensation set forth in this Agreement;

(III)                            a failure by the Company to comply with any material provision of this Agreement; or

(IV)                            resignation in compliance with applicable law or rules of professional conduct.

Notwithstanding the foregoing, in order to terminate employment for Good Reason, the Executive must provide written notice of termination within sixty (60) days of the initial existence of the condition that he believes is providing him a Good Reason termination, explaining in detail such condition and the date upon which it first arose.  Continuation of employment without written notice of termination during the sixty (60) day period following the initial existence of the condition shall constitute such Executive’s acceptance of any change and make null and void the Executive’s right to terminate for Good Reason with respect to such event.  Upon receipt of a written notice of termination for Good Reason and underlying condition therefor, the Company will be allowed sixty (60) days to cure such condition and thereby avoid a Good Reason termination.

(B)                                Termination by the Company Without Cause.  The Company may terminate the Executive’s position without Cause.

(C)                                Termination by Executive Without Good Reason.  The Executive may resign the Executive’s position without Good Reason.

(b)                                 Payments Upon a Termination Event.

(i)                                     Following a Termination for Any Reason.  In the event of the termination of the Executive’s employment hereunder for any reason, the Executive (or his estate or representative, as applicable) shall be entitled to receive any:

(A)                              Base Salary;

(B)                                Annual Incentive;

(C)                                paid time off;  and

(D)                               expenses

that have in each case accrued but are unpaid as of the Termination Date as well as any post-termination benefits to which he may be entitled according to the Company’s retirement, insurance and other benefit plans, programs and arrangements as in effect immediately prior to the Termination Date, other than medical benefit plans (the “Accrued Benefits”).  Accrued Benefits will be paid in accordance with the underlying plan or policy.  If no underlying plan or policy exists for a particular component of the Accrued Benefits, such component will be paid no later than sixty (60) days following the Termination Date.

(ii)                                  Death.  Upon the termination of the Executive’s employment because of his death, in addition to the Accrued Benefits set forth in subparagraph (i) immediately above, the Executive’s estate or representative, as the case may be, shall also be entitled to receive a lump sum payment in cash equal to the actual annual incentive compensation such Executive would have received, if any, under the Incentive Plan for the fiscal year which includes his Termination Date and assuming that the Executive had been employed through the last day of such fiscal year, multiplied by a fraction (the numerator of which shall be the number of whole months worked by the Executive during the Company’s fiscal year in which the Termination Date occurs and the denominator of which shall be the number 12 (the “Pro Rata Annual Incentive”)).  The Pro Rata Annual Incentive shall be payable in accordance with the terms of the relevant underlying Incentive Plan and at the same time payments are made to other Company executives pursuant to such Incentive Plan.  In addition, those immediate family members who were participating in the Company’s medical benefit plans as of the date of the Executive’s death shall continue to participate in the Company’s medical benefit plans at active employee contribution rates for the one-year period immediately following the date of the Executive’s death.  Any continuing medical coverage pursuant to this clause is intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §1.409A-1(B)(9)(v)(B) or §1.409A-3(I)(1)(iv)(B).  However,

if it is determined that the continuing medical coverage pursuant to this clause does not qualify for exemption under Code Section 409A the medical coverage will expire as of the date of the Employee’s death.  If the medical coverage expires early, as provided in the previous sentence, the Company shall provide Executive’s immediate family members with a lump sum cash payment equal to twelve (12) times the then applicable monthly premium for the relevant medical plan which the Executive participated in.  Such lump sum payment amount, if any, will be paid no later than sixty (60) days after the date on which such medical coverage expires.

(iii)                               Disability.  Upon the termination of the Executive’s employment because of his Disability, in addition to the Accrued Benefits set forth in subparagraph (i) immediately above, the Executive (or his representative, as applicable) shall be entitled to:

(A)                              the Pro Rata Annual Incentive; as defined in Section 6(b)(ii) above.  The Pro Rata Annual Incentive shall be payable in accordance with the terms of the relevant underlying Incentive Plan and at the same time payments are made to other Company executives pursuant to such Incentive Plan; and

(B)                                the continuation of medical benefit plans at the levels in effect as of the Termination Date, at no additional cost to the Executive than that which was in effect as of the Termination Date, for the one-year period immediately following the Termination Date; provided, however, that such medical benefits shall be reduced to the extent comparable medical benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company.  Any continuing medical coverage pursuant to this clause is intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §1.409A-1(B)(9)(v)(B) or §1.409A-3(I)(1)(iv)(B).  However, if it is determined that the continuing medical coverage pursuant to this clause does not qualify for exemption under Code Section 409A the medical coverage will expire as of the date of the Employee’s death.  If the medical coverage expires early, as provided in the previous sentence, the Company shall provide Executive’s immediate family members with a lump sum cash payment equal to twelve (12) times the then applicable monthly premium for the relevant medical plan which the Executive participated in.  Such lump sum payment amount, if any, will be paid no later than sixty (60) days after the date on which such medical coverage expires.

It is acknowledged and agreed by the Executive that he shall be precluded from terminating his employment for Good Reason in the event that his employment is terminated under this Section 6(b)(iii).

(iv)                              Termination by Company For Cause OR Termination by Executive Without Good Reason.  Upon the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, Executive shall only be entitled to the Accrued Benefits set forth in subparagraph (i) immediately above.

(v)                                 Termination by the Company Without Cause OR Termination by the Executive For Good Reason.  Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in addition to the Accrued Benefits set forth in subparagraph (i) immediately above, the Executive (or his estate or representative, as the case may be) shall be entitled to receive:

(A)                              the Pro Rata Annual Incentive as defined in Section 6(b)(ii) above.  The Pro Rata annual Incentive shall be payable in accordance with the terms of the relevant underlying Incentive Plan and at the same time payments are made to other Company executives pursuant to such Incentive Plan;

(B)                                a lump sum payment in cash equal to the Executive’s Base Salary plus Target Incentive Opportunity as in effect on the Termination Date multiplied by one and one/half (1.5) (the “Separation Payment”).  The Separation Payment shall be payable as follows:

1.               an amount equal to the least of the following:

a.               the Separation Payment amount; or

b.              two (2) times the Executive’s Base Salary as in effect on the Termination Date; or

c.               two (2) times the annual compensation limit under Code Section 401(a)(17) (i.e., $460,000 for 2008)

shall be paid to the Executive in a lump sum thirty (30) days following Executive’s Termination Date; and

2.               the remainder of the Separation Payment amount, if any, shall be paid to the Executive in a lump sum on the seventh month anniversary of the Executive’s Termination Date.

(C)                                In addition, an Executive whose employment is terminated under this Section 6(b)(v) shall be eligible for the continuation of medical plan benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date for a period of one year; provided, however, that such medical benefits shall be reduced to the extent comparable medical benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company.  Any continuing medical coverage pursuant to this clause is intended to be exempt from Code

Section 409A to the extent permitted under Treasury Regulation §1.409A-1(B)(9)(v)(B) or §1.409A-3(I)(1)(iv)(B).  However, if it is determined that the continuing medical coverage pursuant to this clause does not qualify for exemption under Code Section 409A the medical coverage will expire as of the date of the Employee’s death.  If the medical coverage expires early, as provided in the previous sentence, the Company shall provide Executive’s immediate family members with a lump sum cash payment equal to twelve (12) times the then applicable monthly premium for the relevant medical plan which the Executive participated in.  Such lump sum payment amount, if any, will be paid no later than sixty (60) days after the date on which such medical coverage expires, and

(D)                               executive level career outplacement services by a mutually agreeable outplacement firm and paid for, as actually incurred by Executive, by the Company.  The Executive must commence the outplacement services no later than sixty (60) days following his Termination Date and in no event shall such services be provided beyond December 31 of the second year following the year of termination or, if earlier, the first acceptance by the Executive of an offer of employment.

(c)                                  Change in Control Severance Provisions.  Section 7 provides for payment to the Executive if his employment is terminated for certain reasons following a Change of Control as defined in Section 7.  The Executive acknowledges that in the event he becomes entitled to the payment specified in Section 7(a), that payment will be in lieu of any other payments to be made under the terms of this Agreement.

(d)                                 Release Agreement.  Notwithstanding anything to the contrary contained in this Section 6, the Executive shall be required to execute the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits provided for in this Section 6 or Section 7 of this Agreement.  It is acknowledged and agreed that the then current standard release agreement shall not diminish or terminate the Executive’s rights under this Agreement including, but not limited to, those specified in Sections 6(e), 8 and 22.

(e)                                  No Mitigation.  Upon termination of the Executive’s employment with the Company, subject to the Executive’s affirmative obligations under Section 6(b)(iii) and (v), the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

(f)                                    Definition of the Company.  Whenever this Agreement refers to the Executive’s employment with the Company, or the termination of the Executive’s employment with the Company, the term “Company” shall include Sauer-Danfoss Inc. and any of its subsidiaries or related or affiliated companies or joint ventures that employ the Executive.  In addition, when used in Sections 9, 10, 11 and 12 of this Agreement, the term “Company” shall include Sauer-Danfoss Inc. and any of its subsidiaries or related or affiliated companies or joint ventures.

7.                                       Change in Control.

(a)                                  Payments Related to Employment Terminations After a Change in Control.  During the term of this Agreement, in the event the Executive’s employment with the Company is terminated within two (2) years following a Change in Control (as such term is defined in  paragraph (b) immediately below), unless such termination is:

(i)                                     by the Company for Cause (as the term Cause is defined in Section 6(a)(i)(D) above);

(ii)                                  by reason of death, Disability, or Retirement; or

(iii)                               by the Executive without Good Reason (as the term Good Reason is defined in Section 6(ii)(A) above),

then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive and provide him with the following:

(A)                              his Accrued Benefits (in full satisfaction for these amounts owed to the Executive);

(B)                                a Pro Rata Annual Incentive as defined in Section 6(b)(ii) above.  The Pro Rata Annual Incentive shall be payable in accordance with the terms of the relevant underlying Incentive Plan and at the same time payments are made to other Company executives pursuant to such Incentive Plan.  This payment shall be in lieu of any other payment to be made to the Executive under the Incentive Plan for the respective plan year~~)~~;

(C)                                a lump-sum payment in cash equal to the Executive’s Base Salary plus Target Incentive Opportunity in effect on the Termination Date multiplied by one and a half (1.5) (the “CIC Separation Payment”).  The CIC Separation Payment shall be payable as follows:~~; and~~

1.               an amount equal to the least of the following:

d.              the CIC Separation Payment amount; or

e.               two (2) times the Executive’s Base Salary as in effect on the Termination Date; or

f.                 two (2) times the annual compensation limit under Code Section 401(a)(17) (i.e., $460,000 for 2008)

shall be paid to the Executive in a lump sum thirty (30) days following Executive’s Termination Date; and

2.               the remainder of the CIC Separation Payment amount, if any, shall be paid to the Executive in a lump sum on the seventh month anniversary of the Executive’s Termination Date.

(D)                               a lump sum payment in cash equal to ten percent (10%) of the Executive’s Base Salary in effect on the Termination Date in lieu of medical plan benefits; provided, the Executive’s participation in these and all other medical benefits shall cease upon the termination of Executive’s employment with the Company under circumstances which entitle the Executive to the payments set forth in this paragraph (a).  The lump sum payment amount under this clause will be paid no later than sixty (60) days after the date on which such medical coverage expires.  Any lump sum payment pursuant to this clause is intended to be exempt from Code Section 409A to the extent permitted under Treasury Regulation §1.409A-1(B)(9)(v)(B) or §1.409A-3(I)(1)(iv)(B).

The parties agree that, in the event of the termination of Executive’s employment with the Company under circumstances which entitle the Executive to the payments set forth in this  paragraph (a), such payment and benefits shall be deemed to constitute liquidated damages payable by the Company to the Executive in full satisfaction of the Company’s obligations hereunder or otherwise, and the Company agrees that the Executive shall not be required to mitigate his damages by seeking other employment or otherwise.

Additionally, in the event that the Executive’s employment with the Company is terminated under circumstances which entitle the Executive to the payments set forth in this paragraph (a) (whether by the Company or by the Executive), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other.

(b)                                 Definition of Change in Control.  “Change in Control” of the Company means, and shall be deemed to have occurred upon any of the following events:

(i)                                     Any person (other than those persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that a Change in Control shall not result from:

(A)                              Danfoss A/S, as defined below, acquiring securities of the Company from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(B)                                the Murmann Group acquiring securities of the Company from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(ii)                                  During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(iii)                               The consummation of:

(A)                              a plan of complete liquidation of the Company; or

(B)                                the sale or disposition of all or substantially all the Company’s assets; or

(C)                                a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction.  The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

For purposes of (b)(i) of this Section 7, (A) Danfoss A/S shall be deemed to mean any one or more of  Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

(c)                                  Excise Tax Payment.  Notwithstanding anything to the contrary contained in this Section 7 if, after taking into account all amounts or benefits otherwise  to be paid or payable (whether before or after the effective date of the Change of Control), any amount or benefit to be paid or provided under this Section 7 or any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payment and benefits to be so paid or provided under this Section 7 or any other plan or agreement will be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that the Executive and the Company mutually agree that such reduction would result in an increase in the aggregate payments and benefits to be provided to the Executive, determined on an after-tax basis (taking into account any excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  In the event that any payment or benefit intended to be provided under this Section 7 or otherwise is agreed to be reduced pursuant to this section, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this section.  The Company will provide the Executive with all information reasonably requested to make such designation.

8.                                       Indemnification.  In addition to any rights to indemnification to which the Executive is entitled under the Company’s Restated Certificate of Incorporation or Bylaws, agreement with the Company, vote of stockholders or disinterested directors or otherwise, the Company shall indemnify the Executive at all times during and after the Employment Period to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof, and any and all applicable state law of the State of Delaware, and shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable state laws for the Executive’s action or inaction on behalf of the Company under the terms of this Agreement.  The provisions of this Section 8 shall survive the termination of the Executive’s employment or the termination of the other provisions of this Agreement.

9.                                       Covenant Not to Compete.

(a)                                  Competition.  Without the consent of the Company, the Executive shall not, directly or indirectly, anywhere in the world, at any time during the Employment Period and for a period of eighteen (18) months following the termination of Executive’s employment with the Company for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company; provided, however, that the Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity’s outstanding equity interest, and the class of equity in which the Executive holds an interest is listed and traded on a broadly recognized national or regional securities exchange.  For purposes hereof, the term “material product or product line of the Company” shall mean any product or product line of the Company, the aggregate gross sales of which during any calendar year during the five (5) year period preceding the Executive’s undertaking such association with such a competitor were at least $10 million.

(b)                                 Acknowledgement of and Payment for Noncompete.  The Executive acknowledges that:

(i)                                     the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character;

(ii)                                  the business of the Company is worldwide in scope and its products are marketed throughout the world;

(iii)                               the Company competes with other businesses that are or could be located in any part of the world; and

(iv)                              the provisions of this Section 9 are reasonable and necessary to protect the Company’s business.

As such, Executive acknowledges and agrees that five percent (5%) of every payment made to him on each payroll period of his Base Salary from the Company actually represents consideration for agreeing to the noncompete provisions of this Section 9.

(c)                                  Blue Penciling.  If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

(d)                                 Automatic Extension for Violation.  The period of time applicable to any covenant in this Section 9 will be extended by the duration of any violation by the Executive of such covenant.

(e)                                  Agreement to Identify Subsequent Employer.  The Executive will, while the covenants under this Section 9 are in effect, give notice to the Company, within ten (10) days after accepting any other employment, of the identity of the Executive’s employer.  The Company may notify such employer that the Executive is bound by this Agreement and, at the Company’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

(f)                                    Penalty for Violation.  In the event it is determined that the Executive has violated the provisions of this Section 9, the Executive, without any further action by the Company or Executive, shall forfeit, as of the first day of any such violation any amount owed to Executive under Section 6(b), other than the Accrued Benefits.  The Company shall be entitled to reimbursement from the Executive of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 9.  By entering into this Agreement, the Executive hereby consents to a deduction from any amounts the Company owes to Executive from time to time (including amounts owed to the Executive as compensation as well as any other amounts owed to Executive by the Company), to the extent of any amounts that the Executive owes to the Company under this Section 9 as a forfeiture following a payment to the Executive under Section 6(b), other than Accrued Benefits, to which he is no longer entitled due to such violation.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Executive owes to the Company, the Executive agrees to pay immediately the unpaid balance to the Company.

10.                                 Disclosure of Confidential Information.

(a)                                  Nondisclosure.  Without the consent of the Company, the Executive shall not disclose to any other person Confidential Information (as defined in paragraph (c) below) concerning the Company or the Company’s trade secrets of which the Executive has gained knowledge during his employment with the Company.  Any trade secrets of the Company or any of its subsidiaries or related or affiliated companies or joint ventures will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through 550.8 and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.  None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.  In the event that the Executive is requested or required to make disclosure of information subject to this Section 10 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure.  The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates.

(b)                                 Safeguard and Return of Proprietary Items.  The Executive will not remove from the premises of the Company (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the “Proprietary Items”).  The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company.  Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(c)                                  Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” shall include any and all information concerning the business and affairs of the Company, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

(d)                                 Penalty for Violation.  In the event it is determined that the Executive has violated the provisions of this Section 10, the Executive, without any further action by the Company or Executive, shall forfeit, as of the first day of any such violation any amount owed to Executive under Section 6(b), other than the Accrued Benefits.  The Company shall be entitled to reimbursement from the Executive of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 10.  By entering into this Agreement, the Executive hereby consents to a deduction from any amounts the Company owes to Executive from time to time (including amounts owed to the Executive as compensation as well as any other amounts owed to Executive by the Company), to the extent of any amounts that the Executive owes to the Company under this Section 10 as a forfeiture following a payment to the Executive under Section 6(b), other than Accrued Benefits, to which he is no longer entitled due to such violation.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Executive owes to the Company, the Executive agrees to pay immediately the unpaid balance to the Company.

11.                                 Developments.

(a)                                  Agreement to Bring All Developments to the Attention of the Company.  During the course of employment with the Company, Executive may conceive enhancements to the products manufactured or sold by  the Company or may conceive new products which perform functions similar to products manufactured or sold by the Company or may conceive other new products related to the business of the Company or may develop ideas, plans and opportunities.  Executive shall disclose promptly and fully to the Company any and all ideas, business developments, plans and opportunities, new products or systems, inventions, discoveries, enhancements and improvements  (“Developments”), whether or not patentable or subject to copyrights, conceived or made by Executive during the Employment Period, during work hours or otherwise and on the Company’s premises or otherwise.  Employee recognizes that pursuant to this arrangement that the Company may develop a new product that generates widespread market appeal.

(b)                                 Agreement that All Developments are Property of the Company.  Executive agrees that all Developments shall be the sole property of the Company, and Executive hereby assigns to the Company, without further compensation, all of his right, title, and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, and trade names in the United States and elsewhere.  Executive shall assist the Company in obtaining and enforcing patent, copyright, and any other forms of legal protection for the Developments in any country.  Upon request, Executive will sign all applications, assignments, instruments and papers to perform all acts necessary or desired by the Company to assign all such Developments completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.  Executive will not, at any time, either during the term of this Agreement or thereafter, disclose to others, or use for his own benefit or the benefit of others, any of the Developments.  Executive agrees that the enhancement and development of all Developments capable of copyright protection is “Work For Hire” within the meaning of the Copyright Act of 1976.  These obligations shall continue beyond the Termination Date with respect to Developments, whether patentable or not, conceived or made by Executive during his employment with the Company, and shall be binding upon Executive’s assigns, personal representatives, administrators and other legal representatives.

(c)                                  Penalty for Violation.  In the event it is determined that the Executive has violated the provisions of this Section 11, the Executive, without any further action by the Company or Executive, shall forfeit, as of the first day of any such violation any amount owed to Executive under Section 6(b), other than the Accrued Benefits.  The Company shall be entitled to reimbursement from the Executive of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 11.  By entering into this Agreement, the Executive hereby consents to a deduction from any amounts the Company owes to Executive from time to time (including amounts owed to the Executive as compensation as well as any other amounts owed to Executive by the Company), to the extent of any amounts that the Executive owes to the Company under this Section 11 as a forfeiture following a payment to the Executive under Section 6(b), other than Accrued Benefits, to which he is no longer entitled due to such violation.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Executive owes to the Company, the Executive agrees to pay immediately the unpaid balance to the Company.

12.                                 Nonsolicitation.

(a)                                  General Rule.  Without the written consent of the Company, the Executive shall not at any time during the Term and for a period of eighteen (18) months following the termination of Executive’s employment with the Company for any reason:

(i)                                     employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or

(ii)                                  solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company at any time during the Employment Period, whether or not the Executive had personal contact with such customer.

(b)                                 Penalty for Violation.  In the event it is determined that the Executive has violated the provisions of this Section 12, the Executive, without any further action by the Company or Executive, shall forfeit, as of the first day of any such violation any amount owed to Executive under Section 6(b), other than the Accrued Benefits.  The Company shall be entitled to reimbursement from the Executive of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 12.  By entering into this Agreement, the Executive hereby consents to a deduction from any amounts the Company owes to Executive from time to time (including amounts owed to the Executive as compensation as well as any other amounts owed to Executive by the Company), to the extent of any amounts that the Executive owes to the Company under this Section 12 as a forfeiture following a payment to the Executive under Section 6(b), other than Accrued Benefits, to which he is no longer entitled due to such violation.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Executive owes to the Company, the Executive agrees to pay immediately the unpaid balance to the Company.

13.                                 Injunctive Relief and Additional Remedy; Essential and Independent Covenants.

(a)                                  Acknowledgement by Executive.  The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including, without limitation, any provision of Sections 9, 10, 11,and 12) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  Without limiting the Company’s rights under this Section 13 or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 9, 10, 11 or 12, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

(b)                                 Adequate Time to Consult with Legal Counsel.  The covenants by the Executive in Sections 9, 10, 11 and 12 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement with the Executive.  The Company and the Executive have been afforded the opportunity to consult their respective counsel and have been advised, or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 9), with specific regard to the nature of the business conducted by the Company and its subsidiaries and related or affiliated companies or joint ventures.  The Executive’s covenants in Sections 9, 10, 11 and 12 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, will not excuse the Executive’s breach of any covenant in Sections 9, 10, 11 or 12.

14.                                 Severability.  It is the desire and intent of the parties that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

15.                                 Withholding.  Any other provision of this Agreement notwithstanding, the Company may withhold from amounts payable under this Agreement:

(a)                                  all federal, state, local and foreign taxes and social security taxes that are required to be withheld by applicable laws or regulations as the Company shall determine in its sole discretion; and

(b)                                 other ordinary and customary payroll deductions.

16.                                 Notices.  All notices, requests, consents and other communications provided for in this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Sauer-Danfoss Inc.

250 Parkway Drive

Lincolnshire, Illinois 61069

Attention:  President

If to the Executive, to his residence address set forth on the records of the Company, or to such other address as either party furnishes to the other in writing in accordance with this Section 16.  All such notices shall be effective when actually received by the addressee.

17.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions, except to the extent that the laws of the State of Iowa are made applicable for purposes of Section 10 of this Agreement.

18.                                 Assignment.  Neither this Agreement nor any rights or duties hereunder may be assigned by the Executive without the prior written consent of the Company.  The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company specified in this Agreement.

19.                                 Amendments.  Any alterations or amendments to this Agreement shall only be in writing and signed by each party to this Agreement.

20.                                 Binding Effect.  Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

21.                                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

22.                                 Arbitration.  Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with the Company or termination thereof, other than those disputes relating to Executive’s alleged violations of Sections 9, 10, 11 and 12 of this Agreement, shall be referred for binding arbitration in Des Moines, Iowa to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.

The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 22 does not apply to any action by the Company to enforce Sections 9, 10, 11 and 12 of this Agreement and does not in any way restrict the Company’s rights under Section 13 of this Agreement.

23.                                 Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof, except as expressly provided in Section 8 regarding indemnification agreements.  Without limiting the generality of the foregoing, all existing employment agreements, change in control agreements and patent and confidential information agreements are hereby terminated and of no further force or effect.

24.                                 Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including, without limitation, Sections 8, 9, 10, 11, 12 and 13.

25.                                 Waiver.  Except as otherwise provided under Section 6(a)(ii)(A), the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

26.                                 Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

27.                                 Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Wolfgang Schramm

SAUER-DANFOSS INC.

By:	/s/ Jim Remus
Name: Jim Remus
Title: Director – HR Resources